Exhibit 99.1

Water Now Inc. Advances On Seven New HydraSpin USA Installations

Negotiations Expected To Result In Agreements in Q1-2019

Fort Worth, Tx

January 10, 2019

FOR IMMEDIATE RELEASE

Water Now, Inc., (OTC-WTNW), an industry leader in water purification solutions, through its HydraSpin USA subsidiary,  is in the final stages of negotiation for seven new HydraSpin installations.  Company CEO David King stated, “We are in the final stages of negotiations for seven new installations for the Hydraspin USA crude oil recovery platform.  We anticipate being able to finalize negotiations and proceed with installations near the end of the first quarter of 2019.”

The oil and gas industry uses injection wells to dispose of waste water, which has a high salt content, as well as chemicals, heavy metals, and radioactive material. To dispose of the waste water from the primary extraction process, operators use high pressure wells to force the water back into the earth to a depth of thousands of feet below the surface.  As oil is pumped from the primary well, there is a significant amount of crude oil that remains in the waste water.  Using the HydraSpin solution, operators are able to capture the vast majority of that residual crude oil that can then be sold on the open market.

The HydraSpin USA platform provides disposal well operators with a highly efficient crude scavenging system that reduces operating costs due to repair, and can be rapidly installed on site.  The systems are installed, owned, and operated on a revenue sharing basis, allowing well operators to reduce operating expenses, increase profit margins and cashflow, and do so without additional capital outlay.    Learn more at www.hydraspinusa.com<http://www.hydraspinusa.com>